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Triad Hospitals, Inc                                                Exhibit 12.1
Computation of Ratios of Earnings to Fixed Charges

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
                                                               For the Years Ended December 31,
                                                           2001    2000     1999       1998     1997
Earnings:
Income from operations before minority
  interests and income taxes                              $ 55.7   $26.3   $(112.4)  $(113.9)  $(14.7)
Fixed charges, exclusive of capitalized interest           144.4    72.5      78.9      82.4     73.6

                                                          ------   -----   -------   -------   ------
Income as adjusted                                        $200.1   $98.8   $ (33.5)  $ (31.5)  $ 58.9
                                                          ======   =====   =======   =======   ======
Fixed Charges:
Interest charged to expense                               $127.6   $62.2   $  67.7   $  68.9   $ 60.5
Portion of rents representative of interest                 16.8    10.3      11.2      13.5     13.1
                                                           144.4    72.5      78.9      82.4     73.6
Interest expense included in cost of plant construction      4.6     1.7        --       1.7      0.4
                                                          ------   -----   -------   -------   ------
                                                          $149.0   $74.2   $  78.9   $  84.1   $ 74.0
                                                          ======   =====   =======   =======   ======
Ratios of Earnings to Fixed Charges                          1.3     1.3        (A)       (A)      (A)
                                                          ======   =====   =======   =======   ======
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(A)  Triad's earnings were insufficient to cover fixed charges by $112.4 million, $115.6 million and $15.1 million for the year ended December 31,
     1999, 1998 and 1997, respectively